EXHIBIT 2.2

                       This Note and the indebtedness evidenced hereby
                  are subordinate in the manner and extent set forth in that certain Subordination Agreement dated as of October 10, 1997 among Thermo TerraTech Inc., Comerica Bank and Holcroft L.L.C. to the indebtedness owed by Holcroft L.L.C. to Comerica Bank, and each holder of this Note, by its acceptance hereof, shall be bound by the provisions of the Subordination Agreement.


                             SECURED PROMISSORY NOTE



        $2,218,000.00                                    October 10, 1997


             This Secured Promissory Note (hereinafter "this Note") is made as of the date stated hereinabove by HOLCROFT L.L.C., a Delaware limited liability company ("Borrower"), with a mailing address at 12068 Market Street, Livonia, Michigan 48150, to the order of THERMO TERRATECH INC., a Delaware corporation ("Lender"), with an office at 81 Wyman Street, Waltham, Massachusetts 02254-9046.


                                        I

                                     PAYMENT

             For Value Received, Borrower hereby irrevocably and unconditionally promises to pay to the order of Lender, at Lender's office at the address stated hereinabove or such other place as Lender may from time to time designate in writing to Borrower, the principal amount of TWO MILLION TWO HUNDRED EIGHTEEN THOUSAND DOLLARS AND NO/100THS ($2,218,000.00) (the "Loan") or so much thereof as may now or hereafter be disbursed by Lender to or for the benefit of Borrower, together with interest as provided hereinbelow, all in lawful money of the United States of America, as follows:

             1.1 Interest in Installments. Interest only on the unpaid principal balance of the Loan from time to time, shall accrue at an annual interest rate (the "Interest Rate") equal to nine and one-quarter percent (9.25%), from and including the date hereof until October 10, 2002 (the "Maturity Date"). Interest shall be due and payable quarterly in arrears commencing on January 1, 1998. Interest hereunder shall be calculated on the basis of the actual number of days elapsed during the period for which interest is being charged hereunder, predicated on a year consisting of three hundred and sixty-five (365) days.
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             1.2  Payments.  The principal balance of the Loan shall be payable in 4 consecutive annual installments of $443,600 on each annual anniversary of the date hereof commencing with the year beginning October 10, 1998. The remaining principal balance, as well as all accrued and unpaid interest, shall be due and payable on the Maturity Date.

             1.3 Method of Payment. On the date a payment is due under Paragraphs 1.1 or 1.2 above, Borrower shall pay the amount of such payment to Lender in immediately available funds at the address of Lender specified above.

             1.4 Application of Payments Prior to Default. All monies paid by Borrower to Lender shall be applied in the following order of priority: (a) first, toward payment of interest which has accrued on the outstanding principal balance of the Loan and which is due and payable; and (b) last, toward payment of the outstanding principal balance of the Loan.

             1.5 Prepayments. This Note may be prepaid, in whole or in part, at any time, without premium or penalty. Any payment made under this paragraph shall be applied as set forth in Paragraph 1.4.

             1.6 Certain Waivers. The Borrower hereby waives presentment, demand, notice of prepayment, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Borrower hereby assents to any extension of time for payment of any indebtedness evidenced hereby granted or permitted by the Lender. The Borrower hereby waives the right to a jury trial and waives the right to exercise any counterclaim or setoff of any kind whatsoever.


                                       II

                        SECURITY, DEFAULTS, AND REMEDIES

             2.1 Security for Payment. Payment of this Note is secured by a Security Agreement dated of even date herewith between Borrower and Lender (the "Security Agreement") (this Note, the Security Agreement and all other documents and instruments executed in connection with the Note or the Security Agreement hereinafter are referred to as the "Loan Documents").

             2.2 Events of Default. Any event of default shall exist upon the occurrence of any of the following events (an "Event of Default"):

                  (a) The failure of the Borrower to pay any sum due and payable hereunder, including without limitation, interest or

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             principal or both and either as an installment or on the
             Maturity Date;

                  (b) The failure of the Borrower to observe or perform any of its agreements, obligations, warranties or representations in that certain Asset Purchase Agreement of even date herewith between the Borrower and the Lender (the "Purchase Agreement") or in any agreement with the Lender or with any other person or organization for borrowed money, including all obligations to Comerica Bank;

                  (c) Any warranty, representation, or statement made or furnished to the Lender by or on behalf of the Borrower in the Purchase Agreement proves to have been false in any material respect when made;

                  (d) The liquidation, termination of existence, dissolution, insolvency or business failure of the Borrower, or the appointment of a receiver or custodian for the Borrower or any part of its property if such appointment is not terminated or dismissed within 30 days;

                  (e) The sale by the Borrower of all or substantially all of its assets;

                  (f) The merger or consolidation of the Borrower with or into any other corporation in a transaction in which the Borrower is not the surviving entity;

                  (g) The institution against the Borrower of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors, generally, which proceeding is not dismissed within 30 days after filing of such proceeding;

                  (h) The institution by the Borrower of any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally or the making by the Borrower of a composition or an assignment or trust mortgage for the benefit of creditors; or

                  (i) The suspension of the transaction of the usual business of the Borrower.

             2.3 Acceleration of Maturity. At any time during the existence of any Event of Default (other than Events of Default under Paragraphs 2.2(b) or (c) above), and at the option of Lender, the entire unpaid principal balance under this Note, together with interest accrued thereon and all other sums due

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        from Borrower hereunder or under any of the other Loan Documents, shall become immediately due and payable without notice or demand. If an Event of Default occurs under Paragraphs 2.2(b) or
        (c) above, Lender shall provide Borrower notice of such Event of Default and Borrower shall have ten (10) days after receipt of such notice to cure such Event of Default. If such Event of Default is not cured, the entire unpaid principal balance under this Note, together with interest accrued thereon and all other sums due from Borrower hereunder or under any of the other Loan Documents shall become immediately due and payable. After the occurrence and during the continuance of an Event of Default which has not been cured, the principal balance together with accrued and unpaid interest of this Note shall bear interest at the Interest Rate plus two and one half percent (2.50%). After the occurrence and during the continuance of an Event of Default, Borrower shall be liable for all costs of collection, including reasonable attorneys' fees.

             2.4 Nature of Remedies. Lender's remedies under this Note and all of the other Loan Documents shall be cumulative and concurrent and may be pursued singly, successively, or together against Borrower and any other "Obligors" (as that term is hereinafter defined), the Collateral (as defined in the Security Agreement), and any other security described in the Loan Documents or any portion or combination of such security, and Lender may resort to every other right or remedy available at law or in equity without first exhausting the rights and remedies contained herein, all in Lender's sole discretion. Failure of Lender, for any period of time or on more than one occasion, to exercise its option to accelerate the Maturity Date shall not constitute a waiver of the right to exercise the same at any time during the continued existence of the Event of Default or in the event of any subsequent Event of Default. Lender shall not by any other omission or act be deemed to waive any of its rights or remedies hereunder unless such waiver is in writing and signed by Lender, and then only to the extent specifically set forth therein. A waiver in connection with one event shall not be construed as continuing or as a bar to or as a waiver of any right or remedy in connection with a subsequent event.


                                       III

                                  OTHER MATTERS

             3.1 Notices. Any notices, consents or other communications required to be sent or given hereunder shall in every case be in writing and shall be deemed properly served if (a) delivered personally, (b) sent by registered or certified mail, in all such cases with first class postage prepaid, return receipt requested,
        (c) delivered by a recognized overnight courier service or (d) sent by facsimile transmission to Borrower at (313) 591-6443, or

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        to Lender at (781) 622-1283.  The date of service of such notice shall be (a) the date such notice is personally delivered, (b) three days after the day of mailing if sent by certified or registered mail, (c) one day after date of delivery to the overnight courier if sent by overnight courier or (d) when receipt of such transmission is acknowledged, if sent by facsimile transmission. All such notices and other communications to a party shall be addressed to such party at the address set forth on the initial page hereof or to such other address as such party may designate for itself in a notice to the other party given in accordance with this section.

             3.2 Governing Law. THIS NOTE AND THE TRANSACTIONS EVIDENCED HEREBY SHALL BE GOVERNED BY AND CONSTRUED UNDER THE INTERNAL LAWS OF THE STATE OF MICHIGAN, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS, AS THE SAME MAY FROM TIME TO TIME BE IN EFFECT, INCLUDING, WITHOUT LIMITATION, THE UNIFORM COMMERCIAL CODE AS IN EFFECT IN SUCH STATE.

             3.3 Interpretation. The headings of sections and paragraphs in this Note are for convenience only and shall not be construed to limit or define the content, scope, or intent of the provisions hereof. As used in this Note, the singular shall include the plural, and masculine, feminine, and neuter pronouns shall be fully interchangeable, where the context so requires.
        If any provision of this Note, or any paragraph, sentence, clause, phrase, or word, or the application thereof, in any circumstances, is adjudicated to be invalid, the validity of the remainder of this Note shall be construed as if such invalid part were never included herein. Time is of the essence of this Note.

             3.4 Subsequent Holders. Upon any endorsement, assignment, or other transfer of this Note by Lender or by operation of law, the term "Lender," as used herein, shall mean the endorsee, assignee, or other transferee or successor to Lender then becoming the holder of this Note.

             3.5 Subsequent Obligors. This Note and all provisions hereof shall be binding on all persons claiming under or through Borrower. The terms "Borrower" and "Obligors," as used herein, shall include the respective successors, assigns, legal and personal representatives, executors, administrators, devisees, legatees, and heirs of Borrower and any other Obligors.

                            [signature page follows]

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             In Witness Whereof, Borrower has caused this Note to be
        executed as of the date first written hereinabove.



                                      HOLCROFT L.L.C.

                                      By:  Holcroft Technologies L.P.,
                                           Sole Member of Holcroft L.L.C.

                                      By:  Holcroft Management, Inc.,
                                           General Partner of Holcroft
                                           Technologies L.P.

                                      By:   /s/ Scott M. Murray
                                      Name: Scott M. Murray
                                      Title:President